PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
 (section mark)240.14a-12
                           CCB FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)
                           CCB FINANCIAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fees (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 1) Title of each class of securities to which transaction applies:
 2) Aggregate number of securities to which transaction applies:
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
 4) Proposed maximum aggregate value of transaction:
   *Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                           CCB FINANCIAL CORPORATION


                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                       DURHAM, NORTH CAROLINA 27702-0931

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1995
     NOTICE is hereby given that the Annual Meeting of Shareholders of CCB Financial Corporation (the "Corporation") will be held as follows:

PLACE:   George Watts Hill Alumni Center, Stadium Drive at Ridge
         Road on the campus of the University of North Carolina at
         Chapel Hill, Chapel Hill, North Carolina
DATE:    Tuesday, April 18, 1995
TIME:    11:00 A.M.

     For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of the accompanying Proxy Statement.
     THE PURPOSES OF THE ANNUAL MEETING ARE:
          1. To elect 12 members of the Board of Directors for one-year terms.
          2. To consider a proposal to amend the Corporation's Restated Charter to eliminate the current requirement that certain business combinations be approved by at least a 75% favorable vote.
          3. To consider a proposal to increase the number of authorized shares of the Corporation's common and preferred stock from 35,000,000 to 55,000,000.
          4. To consider a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's independent accountants for 1995.
          5. To consider and act on any other matters that may properly come before the Annual Meeting.
     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set as the close of business on February 28, 1995.
     EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.
                                             Sincerely,
                                             ERNEST C. ROESSLER,
                                             PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER

March 17, 1995

                           CCB FINANCIAL CORPORATION


                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                       DURHAM, NORTH CAROLINA 27702-0931

                                PROXY STATEMENT

                          MAILING DATE: MARCH 17, 1995

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1995
GENERAL
     This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of CCB Financial Corporation (the "Corporation") of appointments of proxy in the form enclosed herewith for the 1995 Annual Meeting of Shareholders of the Corporation and any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, April 18, 1995, beginning at 11:00 A.M., at the George Watts Hill Alumni Center, Stadium Drive at Ridge Road on the campus of the University of North Carolina at Chapel Hill, Chapel Hill, North Carolina. For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of this Proxy Statement.
     As used in this Proxy Statement, the term "the Bank" refers to the Corporation's North Carolina-chartered commercial bank subsidiary, Central Carolina Bank and Trust Company.
VOTING OF APPOINTMENTS OF PROXIES; REVOCATION
     Persons named in the enclosed appointment of proxy as proxies for shareholders at the Annual Meeting are Richard W. Every, Secretary of the Corporation and the Bank, W. Harold Parker, Jr., Controller of the Corporation and the Bank, and Manuel L. Rojas, General Auditor of the Bank. Shares represented by each appointment of proxy which is properly executed, returned, and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted "FOR" the election of each of the 12 nominees for director named in Proposal 1 and "FOR" each of the other proposals described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 becomes unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.
     A shareholder may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing with Mr. Every an instrument revoking it or a properly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.
EXPENSES OF SOLICITATION
     The Corporation will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors, or employees of the Corporation and its subsidiaries without additional compensation. The Corporation has engaged Corporate Investor Communications, Inc. to assist in the solicitation of appointments of proxy. The fee for such services will be approximately $3,500, plus reimbursement of reasonable out-of-pocket expenses. The Corporation also will reimburse brokerage houses and other nominees for expenses incurred in forwarding the Corporation's proxy materials to beneficial owners of its voting securities.
RECORD DATE
     The Board of Directors has set February 28, 1995, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be entitled to vote at the Annual Meeting.

VOTING SECURITIES
     The voting securities of the Corporation are the shares of its $5.00 par value common stock ("Common Stock"), of which 30,000,000 shares were authorized and 9,108,895 shares were outstanding on the Record Date.
VOTING PROCEDURES; VOTES REQUIRED FOR APPROVAL
     At the Annual Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected.
     In voting for directors under Proposal 1, the 12 nominees receiving the highest numbers of votes will be elected. Approval of Proposal 2 will require at least 6,831,671 favorable votes, which constitutes 75% of the votes eligible to be cast on Proposal 2. In the case of Proposals 3 and 4, for each of such proposals to be approved the number of votes cast for approval must exceed the number of votes cast against the proposal. Except in the voting on Proposal 2, abstentions and broker nonvotes will have no effect. Because the affirmative vote of 75% of all outstanding shares is required to approve Proposal 2, abstentions and broker nonvotes will have the same effect as votes against Proposal 2.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     Set forth below is information regarding the only person known to management of the Corporation to beneficially own more than 5% of the issued and outstanding shares of Common Stock as of January 25, 1995.

                                                          PERCENTAGE
                                  AMOUNT AND NATURE           OF
      NAME AND ADDRESS           BENEFICIAL OWNERSHIP      CLASS(1)
Central Carolina Bank and               685,330(2)            7.52%
  Trust Company
111 Corcoran Street
Post Office Box 931
Durham, North Carolina
27702-0931




(1) The calculation of the percentage of class beneficially owned is based on the 9,108,895 shares of the Corporation's Common Stock issued and outstanding on January 25, 1995.
(2) Shares beneficially owned by the Bank are held through its Trust Department in various fiduciary capacities. In addition to the shares reflected above, the Bank holds certain other shares in various fiduciary capacities as to which the Bank disclaims beneficial ownership. The aggregate number of shares held by the Bank includes 573,711 shares over which the Bank exercises sole voting power, 114,745 shares over which the Bank has shared voting power, 321,604 shares over which the Bank has sole investment power, and 276,009 shares over which the Bank has shared investment power.
                                       2

     Set forth below is information as of January 25, 1995 regarding the beneficial ownership of Common Stock by the Corporation's current directors, its executive officers individually, and by all current directors and executive officers of the Corporation as a group.


                                                              PERCENTAGE
                                   AMOUNT AND NATURE OF           OF
            NAME                 BENEFICIAL OWNERSHIP(1)       CLASS(2)
J. Harper Beall, III                       14,815(3)              0.16%
James B. Brame, Jr.                         1,971                 0.02%
Timothy B. Burnett                          1,000                 0.01%
W. L. Burns, Jr.                          133,642(4)              1.47%
Arthur W. Clark                            27,531                 0.30%
Kinsley van R. Dey, Jr.                     9,352(5)              0.10%
Mrs. Frances Hill Fox                     222,702                 2.44%
T. E. Haigler, Jr.                          2,400                 0.03%
Edward S. Holmes                            4,320(6)              0.05%
Owen G. Kenan                               3,730(7)              0.04%
Eugene J. McDonald                          1,691(8)              0.02%
Hamilton W. McKay, Jr., M.D.                4,036(9)              0.04%
Eric B. Munson                                275                    *
Ernest C. Roessler                         14,934(10)             0.16%
John B. Stedman                            42,815(11)             0.47%
H. Allen Tate, Jr.                         10,766(12)             0.12%
Dr. Phail Wynn, Jr.                           527                 0.01%
J. Scott Edwards                           19,352(13)             0.21%
Richard L. Furr                            14,713(14)             0.16%
All current directors and                 530,572(15)             5.82%
  executive officers as a
  group (19 persons)


 (1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.
 (2) An asterisk (*) indicates less than .01%. The calculations of the percentage of class beneficially owned by each individual and the group as a whole are based, in each case, on the 9,108,895 shares of Common Stock issued and outstanding at January 25, 1995 plus the number of shares capable of being issued to that individual (if any) and to the group, respectively, as a whole within 60 days upon the exercise of stock options held by each of them (if any) and by the group, respectively.
 (3) Includes 4,320 shares with respect to which Mr. Beall exercises sole voting power only and 4,321 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.
 (4) Includes 34,884 shares with respect to which Mr. Burns exercises shared voting and investment power and 13,071 shares with respect to which he exercises sole voting power only.
 (5) Includes 1,012 shares with respect to which Mr. Dey exercises shared voting and investment power.
 (6) Does not include 21,648 shares held by Mr. Holmes' spouse and with respect to which he disclaims any beneficial ownership.
 (7) Includes 3,530 shares with respect to which Mr. Kenan exercises shared voting and investment power.
 (8) Includes 1,585 shares with respect to which Mr. McDonald exercises shared voting and investment power.
 (9) Does not include 1,057 shares held by Dr. McKay's spouse and son and with respect to which he disclaims any beneficial ownership.
(10) Includes 4,320 shares with respect to which Mr. Roessler exercises sole voting power only, 2,183 shares with respect to which he exercises shared voting and investment power, and 2,054 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.
(11) Includes 2,366 shares with respect to which Mr. Stedman exercises shared voting and investment power.
                                       3

(12) Does not include a total of 7,918 shares held by or for Mr. Tate's spouse, mother and children and with respect to which he disclaims any beneficial ownership.

(13) Includes 4,282 shares with respect to which Mr. Edwards exercises sole voting power only, 262 shares with respect to which Mr. Edwards exercises shared voting and investment power and 1,194 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.
(14) Includes 4,282 shares with respect to which Mr. Furr exercises sole voting power only, 1,738 shares with respect to which Mr. Furr exercises shared voting and investment power and 1,194 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(15) Includes an aggregate of 443,974 shares with respect to which current directors and Named Executive Officers (as herinafter defined) exercise sole voting and investment power, 47,560 shares with respect to which they have shared voting and investment power, and 30,275 shares with respect to which they have sole voting power only and 8,763 shares which such persons could purchase under presently exercisable options and as to which they have sole investment power only.

                   PROPOSAL 1. ELECTION OF BOARD OF DIRECTORS

     At the 1994 Annual Meeting, the number of the Corporation's directors was set by the shareholders at 18. One director elected at the 1994 Annual Meeting, George R. Herbert, died in January 1995. Due to a mandatory retirement provision in the Corporation's bylaws, five current directors, Arthur W. Clark, Kinsley van R. Dey, Jr., Mrs. Frances Hill Fox, T.E. Haigler, Jr., and John B. Stedman, will not stand for election at the 1995 Annual Meeting.


     On March 16, 1995, the shareholders of the Corporation adopted an amendment to the Corporation's bylaws that authorizes the Board of Directors to fix the number of directors from time to time within a specified range of not less than five nor more than 30. Pursuant to that amendment, the Board of Directors has fixed the number of directors to be elected at the 1995 Annual Meeting at 12. The Board of Directors has nominated the 12 persons listed on the following table for election as directors for terms of one year or until their respective successors are duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE 12 NOMINEES NAMED BELOW.

                                                         PRINCIPAL OCCUPATION
NAME AND AGE                                           AND OTHER DIRECTORSHIPS
J. Harper Beall, III           President, Fairfield Chair Company (furniture manufacturer)
         (53)
James B. Brame, Jr.(2)         President, Brame Specialty Co., Inc. (paper products, office supplies,
         (49)                    and office equipment)
Timothy B. Burnett             President, Bessemer Improvement Company (industrial and commercial real
         (54)                    estate development)
W. L. Burns, Jr.(3)            Chairman of the Board of the Corporation and the Bank
         (67)
Edward S. Holmes               Partner, Holmes & McLaurin (attorneys)
         (65)
Owen G. Kenan                  President, Kenan Enterprises, Inc. (commercial real estate holding
         (51)                    company), Kenan Oil Co., Inc. (petroleum products), Kenan
                                 Developments, Inc. (commercial real estate developer); also serves as
                                 Director, Kenan Transport Co., Inc. (bulk products hauler), Vice
                                 Chairman, Flagler Systems, Inc. (hotel and property management), and
                                 Chairman, Kenan Global Enterprises, 11c (international investments)
Eugene J. McDonald             President, Duke Management Company (asset management company affiliated
         (62)                    with Duke University); Executive Vice President, Duke University;
                                 Director, SBSF Funds, Inc.; and Director, Flag Group of Mutual Funds
Hamilton W. McKay, Jr., M.D.   Physician, Carolina Asthma & Allergy Center, P.A.
         (65)
Eric B. Munson                 Executive Director, University of North Carolina Hospitals
         (52)
Ernest C. Roessler(3)          President and Chief Executive Officer of the Corporation and the Bank
         (53)
H. Allen Tate, Jr.(4)          President, Allen Tate Company, Inc. (residential real estate broker)
         (63)
Dr. Phail Wynn, Jr.            President, Durham Technical Community College
         (47)
NAME AND AGE                        DIRECTOR SINCE(1)
J. Harper Beall, III                      1994
         (53)
James B. Brame, Jr.(2)                    1993
         (49)
Timothy B. Burnett                        1994
         (54)
W. L. Burns, Jr.(3)                       1972
         (67)
Edward S. Holmes                          1973
         (65)
Owen G. Kenan                             1981
         (51)
Eugene J. McDonald                        1985
         (62)
Hamilton W. McKay, Jr., M.D.              1990
         (65)
Eric B. Munson                            1985
         (52)
Ernest C. Roessler(3)                     1993
         (53)
H. Allen Tate, Jr.(4)                     1989
         (63)
Dr. Phail Wynn, Jr.                       1992
         (47)


(1) Refers to the year in which a person first was elected a director of the Corporation or, if prior to its organization in 1983, the year in which such person first was elected a director of the Bank.
(2) During 1994, the Bank purchased office supplies and other products from Brame Specialty Co., Inc. in an aggregate amount of $467,419.
(3) Mr. Burns retired from his positions as President and Chief Executive Officer of the Corporation and the Bank effective April 6, 1993. The Board of Directors elected Mr. Roessler to succeed Mr. Burns in those positions effective upon Mr. Burns' retirement.
(4) Mr. Tate is involved, either individually or through his company, as a principal shareholder, officer, director, or partner in numerous other firms engaged in the development or sale of real estate, residential construction, and real estate investments.
DIRECTORS' COMPENSATION
     During 1994 each director of the Corporation, other than directors who were also officers or members of the Executive Committee, received a retainer of $6,000. If the director was a non-officer member of the Executive Committee, he received a retainer of $7,000. Directors who also were officers of the Corporation or the Bank did not receive retainers. Directors received a fee of $600 for each meeting of the Board of Directors attended and for attendance at each meeting of a committee of the Board of Directors. If the director also served as chairman of the committee, he received an additional fee of $100 for attendance at each committee meeting.
     For 1995, the standard director's annual retainer and the Executive Committee annual retainer will be increased to $7,500 and meeting attendance fees will be increased to $750 per meeting. The attendance fee for committee meetings will remain at $600. The supplemental fee for serving as chairman of a committee will be increased to $250 per meeting.
                                       5

     Directors have the option to defer their fees each year under an arrangement whereby the Corporation pays interest on deferred amounts at prevailing money market rates. Total directors' fees payable for 1994 were $297,500, of which $228,250 was paid to directors and $69,250 was deferred.
     Upon his retirement as Chief Executive Officer in April 1993, Mr. Burns and the Corporation entered into an agreement pursuant to which Mr. Burns agreed to serve as a part-time government relations, marketing, and acquisitions consultant to the Corporation for a term of one year. The agreement also contains a non-competition provision that prohibits Mr. Burns from directly or indirectly owning or participating in the management or operation of another financial institution in Wake, Orange, or Durham Counties of North Carolina during the term of the agreement and for a period of two years after its termination. In April 1994, the parties agreed to a one-year extension of this agreement. The agreement, as extended, provides for an annual base salary of $60,000.
BOARD OF DIRECTORS' MEETINGS AND COMMITTEES
     The Board of Directors held five regular meetings and one special meeting during 1994. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during 1994.
     The Board of Directors has several standing committees, including an Audit Committee, a Nominating Committee, and a Compensation Committee. The voting members of these committees are appointed by the Board of Directors annually from among its members. Additionally, certain officers of the Corporation and the Bank are appointed to serve as non-voting, advisory members of each committee.
     The current members of the Audit Committee are Mr. Munson, who serves as Chairman, and Messrs. Brame, Burnett, Burns, Dey, and Dr. Wynn. Officers currently serving as non-voting, advisory members are Messrs. Rojas, Parker, J. Scott Edwards, Executive Vice President of the Corporation and the Bank, and B.
W. Harris, Jr., retired Comptroller of the Bank. The primary functions of the Audit Committee are to provide additional assurance regarding the integrity of financial information used by the Board of Directors and distributed to the public by the Corporation and to oversee and monitor the activities of the Corporation's internal and external audit processes. The committee met five times during 1994.

     The current members of the Nominating Committee are Mr. Holmes, who serves as Chairman, Messrs. McDonald and Munson, and Drs. McKay and Wynn. Messrs. Every and Roessler currently serve as non-voting, advisory members. The primary function of the Nominating Committee is to recommend candidates to the Board of Directors for selection as nominees for election as directors. In making its recommendations for the 1996 Annual Meeting, the Nominating Committee will consider nominee candidates recommended by shareholders if their names are submitted in writing to Mr. Every by November 15, 1995. The committee has met twice since the 1994 Annual Meeting.

     The Compensation Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. With respect to salaries, however, the Compensation Committee only establishes salary ranges for executive officers while the Executive Committee sets actual salaries within those ranges. All actions of the Compensation Committee are subject to review by the full Board of Directors. The membership of the Compensation Committee, which met four times during 1994, is described below.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Mr. McDonald, who serves as Chairman, and Messrs. Burns, Clark, Dey, Haigler, and Munson, with Messrs. Roessler and J. Kent Fawcett, Senior Vice President and Personnel Director of the Corporation and the Bank, serving as non-voting, advisory members.

     The current members of the Executive Committee are Mr. Roessler, who serves as Chairman, and Messrs. Burns, Clark, Haigler, Holmes, and McDonald, with Messrs. Edwards and Richard L. Furr, Executive Vice President of the Corporation and the Bank, serving as non-voting, advisory members. During 1994, Messrs. Burns, Roessler, Fawcett, Edwards, and Furr each served as an officer of the Corporation and the Bank.
COMPENSATION COMMITTEE REPORT
     GENERAL. It is the policy of the Compensation Committee to provide a fully competitive, performance-based compensation program such as will enable the Corporation to attract, motivate, and retain qualified executive officers. During 1994, the Corporation's executive compensation program provided for (a) annual compensation consisting of base salaries
                                       6
combined with cash incentive bonuses based on the Corporation's financial performance and (b) long-term compensation consisting of periodic stock option awards combined with incentive compensation based on the Corporation's financial performance. The Corporation also provided certain other compensation plans customary for companies of comparable size. The annual and long-term compensation programs were intended to be competitive with median levels of incentive compensation paid by the Corporation's competitors and were developed based on recommendations of The Wyatt Company ("Wyatt"), an independent compensation consulting firm.
     The Omnibus Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to limit the deductibility of annual compensation in excess of $1,000,000 paid by public corporations to certain executive officers. As the Corporation presently does not compensate any officer in an amount approaching $1,000,000 per year, the Compensation Committee has not adopted a policy with respect to Section 162(m).
     The following is a discussion of each element of the compensation program for 1994 with respect to the Corporation's executive officers named in the Summary Compensation Table set forth below (the "Named Executive Officers"), including Mr. Roessler.

     ANNUAL COMPENSATION PROGRAM. The 1994 base salary for Mr. Roessler was set on a subjective basis by the Executive Committee within a range determined on an objective basis by the Compensation Committee to be competitive with the base salaries paid to chief executive officers of bank holding companies of comparable asset size. The Compensation Committee obtained from Wyatt, a report listing the base salaries of the chief executive officers of approximately 80 unnamed bank holding companies ranging in size from $500 million to $10 billion in total assets. A graphic summary of this information was prepared to correlate reported base salaries and asset sizes. The correlated average for a bank holding company having total assets equal in amount to the Corporation's formed the midpoint of the salary range determined by the Compensation Committee. The 1994 salary set by the Executive Committee for Mr. Roessler was slightly higher than the minimum of such range. Beginning in 1995, the Executive Committee will set Mr. Roessler's base salary on an objective basis using specific performance criteria, within the range determined by the Compensation Committee.


     The 1994 salaries of the other Named Executive Officers were set during February 1994, within ranges determined by the Compensation Committee, by the Executive Committee based on its evaluation of the performance and levels of responsibility of each officer and their contribution to the Corporation's financial performance, measured in terms of its return on assets and return on equity, for the prior fiscal year. The salary ranges for the other Named Executive Officers were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by each executive position and by the levels of compensation paid by financial institutions of comparable size for similar positions. This comparative analysis was based upon information obtained from Wyatt regarding salaries paid to executive officers of bank holding companies of comparable asset size, expressed in terms of the ratio of such salaries to the salaries of their respective chief executive officers.

     The cash incentive bonuses paid for 1994 to Mr. Roessler and to each of the other Named Executive Officers were determined under the terms of the Executive Management Incentive Plan (the "Incentive Plan") based on the Corporation's 1994 financial performance, measured in terms of the Corporation's return on assets, return on equity, earnings per share, and efficiency ratio. The Incentive Plan uses a "target bonus" approach to determine the size of each eligible employee's bonus. A participant's base salary and salary grade as of the first day of the fiscal year is used to determine such participant's target bonus. During 1994, individual target bonuses, as a percentage of annual base salary, ranged from a low of four percent to a high of 25 percent. The overall bonus fund is the sum of the target bonuses of all participants. Actual bonus amounts for participants in the Incentive Plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. The maximum bonus for any participant generally may not exceed 150% of his or her target bonus. Additionally, the Corporation's total net income for the fiscal year must exceed a minimum threshold amount in order for any bonuses to be paid under the Incentive Plan. Payment of bonuses under the Incentive Plan are made annually within 75 days of the end of the fiscal year, subject to approval by the Executive Committee. For the year ended December 31, 1994, the Corporation exceeded the designated performance measures by a weighted average of 129% and surpassed the applicable minimum net income threshold. Consequently, the actual bonuses received by Mr. Roessler and by each of the other Named Executive Officers for 1994 were equal to 129% of their respective target bonuses.
     Other forms of annual compensation listed in the Summary Compensation Table below for 1994 include the Corporation's matching contributions (the "Matching Contributions") to the account of each Named Executive Officer under the Corporation's Section 401(k) Retirement Savings Plan (the "401(k) Plan") and the portion of the Corporation's special discretionary contribution to the 401(k) Plan (the "Discretionary Contribution") allocated to the account of each Named
                                       7

Executive Officer. The Matching Contributions for Mr. Roessler and the other Named Executive Officers were based on a formula contained in the terms of the 401(k) Plan and were not related to the Corporation's or the individual officer's performance for the year. The total amount of the Discretionary Contribution generally was based upon the Corporation's financial performance for 1994, measured in terms of earnings per share, net income, return on assets, and return on equity, although there was no specific formula or other mechanism by which the amount was determined. The portion of the Discretionary Contribution allocated to the accounts of Mr. Roessler and the other Named Executive Officers was based upon a formula contained in the terms of the 401(k) Plan.
     LONG-TERM COMPENSATION PROGRAM. To enable the Corporation to attract, retain, and motivate key employees and directors, the Board of Directors adopted the Long-Term Incentive Plan (the "LTIP"). The LTIP was approved by the shareholders of the Corporation at their 1994 Annual Meeting and has a ten-year term. The objective of the LTIP is to provide the Board of Directors with the means to reward achievement of long-term goals in a manner more flexible than that provided by the Corporation's previous long-term incentive compensation arrangements. Under the LTIP, restricted stock, stock options, and performance units (payable in cash, restricted stock, or unrestricted stock) may periodically be granted in various combinations to key officers and directors. The LTIP is administered by the Compensation Committee. It presently is the intention of the Compensation Committee to make awards only to key officers under the LTIP. Each officer receiving an award under the LTIP must enter into a written agreement with the Corporation setting forth the restrictions, terms, and conditions of that particular award.
     During 1994, Mr. Roessler and each of the other Named Executive Officers received awards under the LTIP in the form of incentive stock options ("ISOs") and performance units ("Units"). The ISOs awarded in 1994 have an exercise price of $33.50 per share, vest over a three-year period, and have a term of ten years. The Units awarded in 1994 have a designated value of $100 each and will vest only if the Corporation meets or exceeds a specified average return on equity and return on assets over a three-year period ending on December 31, 1996. The vesting of Units also is subject to the Corporation's achievement of a minimum level of shareholder return over the three-year performance period. If the targeted performance goals are met, payment in settlement of earned Units will be made as soon as practical following the conclusion of the performance period in cash, shares of restricted Common Stock, or shares of unrestricted Common Stock. The number of ISOs and Units awarded to Mr. Roessler and to each of the other Named Executive Officers was based in each case upon a specified percentage of their current base salary.
COMPENSATION COMMITTEE AT DECEMBER 31, 1994:
    EUGENE J. MCDONALD, CHAIRMAN
    W. L. BURNS, JR.
    ARTHUR W. CLARK
    KINSLEY VAN R. DEY, JR.
    T.E. HAIGLER, JR.
    ERIC B. MUNSON
    ERNEST C. ROESSLER*
    J. KENT FAWCETT*
EXECUTIVE COMMITTEE AT
DECEMBER 31, 1994:
    ERNEST C. ROESSLER, CHAIRMAN
    W. L. BURNS, JR.
    ARTHUR W. CLARK
    T.E. HAIGLER, JR.
    EDWARD S. HOLMES
    EUGENE J. MCDONALD
    J. SCOTT EDWARDS*
    RICHARD L. FURR*
* Denotes a non-voting, advisory member of the committee.
                                       8

EXECUTIVE COMPENSATION
     The following table shows, for 1994, 1993, and 1992, the cash and certain other compensation paid to or received or deferred by the Named Executive Officers, including the Chief Executive Officer, in all capacities in which they served.
                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION
                                                         ANNUAL COMPENSATION                     AWARDS
                                                                          OTHER         RESTRICTED      SECURITIES    PAYOUTS
                NAME AND                                                  ANNUAL          STOCK         UNDERLYING      LTIP
                PRINCIPAL                          SALARY     BONUS    COMPENSATION       AWARDS       OPTIONS/SARS   PAYOUTS
                POSITION                   YEAR    ($)(1)    ($)(2)        ($)            ($)(3)           (#)         ($)(4)
Ernest C. Roessler,                        1994    283,250    88,550      --               --              6,160        60,949
  President and Chief Executive Officer    1993    241,323    62,986          --             53,438       --             --
  of the Corporation and the Bank          1992    161,178    22,654          --           --             --             --
J. Scott Edwards,                          1994    206,000    54,096      --               --              3,580        60,949
  Executive Vice President of the          1993    184,608    38,841          --             53,438       --             --
  Corporation
  and the Bank                             1992    156,491    22,361          --           --             --             --
Richard L. Furr,                           1994    206,000    54,096      --               --              3,580        60,949
  Executive Vice President of the          1993    184,608    38,841          --             53,438       --             --
  Corporation
  and the Bank                             1992    156,972    22,361          --           --             --             --

                                               ALL
                NAME AND                      OTHER
                PRINCIPAL                  COMPENSATION
                POSITION                      ($)(5)
Ernest C. Roessler,                            16,017
  President and Chief Executive Officer        11,692
  of the Corporation and the Bank               8,223
J. Scott Edwards,                              11,318
  Executive Vice President of the               9,173
  Corporation
  and the Bank                                  8,087
Richard L. Furr,                               11,318
  Executive Vice President of the               9,173
  Corporation
  and the Bank                                  8,095

(1) Consists of salary payable to each Named Executive Officer, including portions of salary deferred at the election of each officer.
(2) Consists entirely of cash bonuses paid to the Named Executive Officers under the Incentive Plan. See "Compensation Committee Report."

(3) Reflects the market value, on the date of award, of shares of Common Stock awarded under a restricted stock plan. During 1993, Messrs. Roessler, Edwards, and Furr were each awarded 1,500 shares of restricted stock subject to a three-year vesting period. At December 31, 1994, the Named Executive Officers held outstanding awards which remained subject to restrictions and which included the following aggregate numbers and market values of shares:
    Mr. Roessler -- 4,320 shares valued at $150,120; Mr. Edwards -- 4,282 shares valued at $148,800; Mr. Furr -- 4,282 shares valued at $148,800. Holders of shares included in these awards are eligible to receive dividends paid by the Corporation on its Common Stock.

(4) During 1994, the restriction period expired on certain performance units awarded during 1989 to the Named Executive Officers.
(5) The amount listed for each Named Executive Officer for 1994 includes (i) the Bank's matching contributions on behalf of that executive officer to the 401(k) Plan and (ii) the portion of the Discretionary Contribution to the 401(k) Plan which was allocated to the account of that executive officer. Those separate amounts for each Named Executive Officer are, respectively:
    Mr. Roessler -- $10,140 and $5,877; Mr. Edwards -- $7,165 and $4,153; Mr.
    Furr -- $7,165 and $4,153.
                                       9

     The following table sets forth information with regard to grants of ISOs during the fiscal year ended December 31, 1994. All such grants were made under the LTIP.
                             OPTION GRANTS IN 1994

                                   INDIVIDUAL GRANTS
                          NUMBER                                                             POTENTIAL REALIZABLE
                       OF SECURITIES     PERCENT OF TOTAL                                      VALUE AT ASSUMED
                        UNDERLYING        OPTIONS GRANTED                                    ANNUAL RATES OF STOCK
                          OPTIONS         TO EMPLOYEES IN      EXERCISE OR                    PRICE APPRECIATION
                          GRANTED              1994            BASE PRICE      EXPIRATION       FOR OPTION TERM
NAME                      (#)(1)                (#)              ($/SH.)         DATE         5%($)        10%($)
Ernest C. Roessler           6,160              11.0               33.50       4/19/2004      129,779      328,885
J. Scott Edwards             3,580               6.4               33.50       4/19/2004       75,423      191,138
Richard L. Furr              3,580               6.4               33.50       4/19/2004       75,423      191,138

(1) Each option granted in 1994 will be eligible for treatment as an "incentive stock option" under the Code if certain holding period and other requirements are met and will vest in equal annual installments over a three-year period beginning in 1994.
     The following table sets forth information with regard to option exercises during the fiscal year ended December 31, 1994.
                      AGGREGATED OPTION EXERCISES IN 1994
                     AND OPTION VALUES AT DECEMBER 31, 1994

                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                                                                                                         IN-THE-MONEY
                                                                             NUMBER OF SECURITIES        OPTIONS AT
                                                                                  UNDERLYING              DECEMBER
                                                                            UNEXERCISED OPTIONS AT        31, 1994
                                      SHARES ACQUIRED       VALUE           DECEMBER 31, 1994 (#)          ($) (1)
NAME                                  ON EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
Ernest C. Roessler                             --                --         2,054           4,106            2,568
J. Scott Edwards                               --                --         1,194           2,386            1,493
Richard L. Furr                                --                --         1,194           2,386            1,493

NAME                                 UNEXERCISABLE
Ernest C. Roessler                        5,132
J. Scott Edwards                          2,982
Richard L. Furr                           2,982

(1) Closing price of the Corporation's Common Stock at December 31, 1994 was $34.75.

     The following table sets forth information with regard to Units granted during 1994. All Units were granted under the LTIP. Each Unit has a designated value of $100 and will vest only if the Corporation meets or exceeds a targeted average return on equity and return on assets over a three-year period beginning January 1, 1994 and ending December 31, 1996.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994

                                                       PERFORMANCE      ESTIMATED FUTURE
                                                        OR OTHER         PAYOUTS UNDER
                                                         PERIOD            NON-STOCK
                                   NUMBER OF SHARES       UNTIL        PRICE-BASED PLANS
                                    UNITS OR OTHER    MATURATION OR   TARGET     MAXIMUM
NAME                                  RIGHTS (#)         PAYOUT        ($)         ($)
Ernest C. Roessler                        690            1994-96      69,000     138,000
J. Scott Edwards                          400            1994-96      40,000      80,000
Richard L. Furr                           400            1994-96      40,000      80,000

PENSION PLAN
     The Corporation maintains a qualified, defined benefit pension plan (the "Pension Plan") in which substantially all full-time employees of the Corporation and its subsidiaries who have been continuously employed for a period of 12 months participate. The following table shows the estimated annual benefit payable under the Pension Plan to participants following retirement at age 65, which is the "normal retirement age" under the Pension Plan, based on various specified numbers of years of service with the Corporation and its subsidiaries and various levels of compensation covered under the Pension Plan.

                        FINAL                                                     YEARS OF SERVICE
                AVERAGE COMPENSATION                    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
     $100,000........................................   $ 21,825    $ 29,100    $ 36,375    $ 43,650    $ 50,925    $ 58,200
      125,000........................................     27,450      36,600      45,750      54,900      64,050      73,200
      150,000........................................     33,075      44,100      55,125      66,150      77,175      88,200
      175,000........................................     38,700      51,600      64,500      77,400      90,300     103,200
      200,000........................................     44,325      59,100      73,875      88,650     103,425     118,200
      225,000........................................     49,950      66,600      83,250      99,900     116,550     118,800
      250,000........................................     55,575      74,100      92,625     111,150     118,800     118,800
      275,000........................................     61,200      81,600     102,000     118,800     118,800     118,800
      300,000........................................     66,825      89,100     118,800     118,800     118,800     118,800
      325,000........................................     72,450      96,600     118,800     118,800     118,800     118,800
      350,000........................................     78,075     104,100     118,800     118,800     118,800     118,800

     Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. Compensation covered by the Pension Plan each year is a participant's base salary as reflected on the Summary Compensation Table set forth above. At his or her retirement, a participant's annual benefit under the Pension Plan is based on his or her average base salary for any five consecutive plan years during the last ten years preceding normal retirement age ("Final Average Compensation"). However, under tax laws in effect at December 31, 1994, the amount of a participant's annual compensation taken into account for benefit calculation purposes under the Pension Plan may not exceed $150,000, and maximum annual benefits payable under the Pension Plan are $118,800. As of December 31, 1994, the Final Average Compensation and years of service of each of the Named Executive Officers would have been: Mr.
Roessler -- $189,375 and 7 years; Mr. Edwards -- $162,073 and 26 years; Mr.
Furr -- $162,166 and 22 years.

     As described above, tax laws place limits on the amount of compensation that may be taken into account for benefit calculation purposes under the Pension Plan and in the maximum amount of benefits payable under the Pension Plan. The Corporation has adopted a supplemental retirement plan which operates in conjunction with the Pension Plan and under which a retiree will receive annual benefits in an amount equal to the difference, if any, between his actual annual benefit under the Pension Plan and the amount he would receive under the Pension Plan in the absence of the above limitations. At December 31, 1994, Messrs. Roessler, Edwards, and Furr would have qualified for annual benefits at normal retirement under the supplemental plan in the amounts of $2,790, $5,551, and $4,908, respectively.

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS
     The Corporation's Restricted Stock Plan and Performance Unit Plan, both of which terminated on December 31, 1993 except to the extent such plans continue to govern awards which have not yet vested, generally provide that outstanding awards of restricted stock and performance units will become vested on the date of any business combination to which the Corporation is a party but is not the surviving corporation, or on the date of certain other changes in control of the Corporation. Also, the Performance Unit Plan provides that, upon the termination of a plan participant's employment following his death, disability, or retirement, or in the event his employment is involuntarily terminated under circumstances determined by the Corporation to have been without his fault, the participant shall be entitled to payment of a portion of the value, if any, of his outstanding award of performance units based on the time elapsed since the date of such award. Under the Restricted Stock Plan, upon any such termination of a participant's employment, the Compensation Committee has the discretion to waive remaining restrictions on all or any part of the participant's outstanding award of restricted stock.
                                       11

     Under the provisions of the LTIP, if a change in control of the Corporation occurs (a) all stock options granted thereunder then unexercised and outstanding will become fully exercisable, (b) all restrictions applicable to all shares of restricted stock granted thereunder then outstanding will be deemed lapsed and satisfied, and (c) all performance units granted thereunder will be deemed to have been fully earned as of the date thereof subject to the limitation that such stock options, shares of restricted stock, and performance units have been granted and outstanding for more than six months as of the date of such change in control. If (a) a participant's employment is terminated by the Corporation or any of its subsidiary corporations prior to a change in control without cause at the request of a person who has entered into an agreement with the Corporation the consummation of which will constitute a change in control or (b) the participant terminates his or her employment with the Corporation or any of its subsidiary corporations prior to a change in control of the Corporation and the circumstance or event which causes such termination occurs at the request of such person, then a change in control will be deemed to have occurred immediately prior to such participant's termination of employment. If the making of any payment or payments under the LTIP would (a) subject the participant to an excise tax under Section 4999 of the Code, or any like or successor section thereto or (b) result in the Corporation's loss of a deduction from federal taxable income for such payments under Section 280G of the Code, or any like or successor section thereto (either or both, an "Adverse Tax Consequence"), then, unless otherwise expressly provided in the underlying award agreement, the payments attributable to the LTIP that are "parachute payments" within the meaning of Section 280G of the Code will be reduced, as determined by the Compensation Committee in its sole discretion, but after consultation with the participant affected, to the extent necessary to avoid any Adverse Tax Consequence.
                                       12

PERFORMANCE GRAPH

     The following line graph illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ended December 31, 1994 and the cumulative total return over the same period of the indexes listed below. The graph assumes $100 originally invested on December 31, 1989 and that all subsequent dividends were reinvested in additional shares.


                           CCB FINANCIAL CORPORATION
             COMPARISON OF CUMULATIVE SHAREHOLDER TOTAL RETURN (1)
                          YEARS ENDED DECEMBER 31 (2)


   (The Performance Graph appears here. See the table below for plot points.)

                                                                              1989     1990     1991     1992     1993     1994
CCB Financial Corporation                                                     100.0     70.6    119.3    154.0    148.8    161.0
Nasdaq Stock Market (U.S. Companies)                                          100.0     84.9    136.3    156.6    180.9    176.9
Nasdaq Stock Market (Bank Stocks)                                             100.0     73.2    120.2    174.9    199.3    198.7
Dow Jones Industrials                                                         100.0     99.6    123.7    132.8    155.4    163.1
S&P 500 Composite                                                             100.0     96.8    126.2    135.8    149.5    151.4

     (1) Assumes $100 invested on December 31, 1989 with all subsequent dividends reinvested.
     (2) Closing price of the Corporation's Common Stock, adjusted where applicable for the 3/2 stock split effected in the form of a 50% stock dividend paid October 1, 1992:
       December 31, 1989 - $26.17
       December 31, 1990 - $17.67
       December 31, 1991 - $28.67
       December 31, 1992 - $35.63
       December 31, 1993 - $33.25
       December 31, 1994 - $34.75
                                       13

TRANSACTIONS WITH MANAGEMENT
     The Bank and the Corporation's other financial institution subsidiaries have had, and expect to have in the future, lending transactions in the ordinary course of business with many of their officers and directors and with associates of such persons. All loans included in such transactions during 1994 were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.
                   PROPOSAL 2. AMENDMENT OF RESTATED CHARTER

     SUMMARY: Under North Carolina law, a merger or any other type of business combination generally must be approved by at least a majority of the shareholders of each corporation that is a party to the transaction. A corporation may include in its charter a higher vote requirement for such transactions. As described in greater detail below, the Corporation's Restated Charter presently includes two "high vote" requirements. First, any business combination, at a minimum, must be approved by shareholders owning at least 75% of the Corporation's outstanding shares (the "75% Vote Requirement"). Second, a business combination that is not supported by the Corporation's Board of Directors AND which directly or indirectly involves a person or entity who already owns 20% or more of the Corporation's outstanding Common Stock must be approved by shareholders owning at least 85% of the Corporation's outstanding shares (the "85% Vote Requirement"). The amendment to the Restated Charter described below would reduce the 75% Vote Requirement to a simple majority of outstanding shares. The 85% Vote Requirement would remain in place and not be altered by the proposal described below.


     DETAILS OF THE CHARTER AMENDMENT: The 85% Vote Requirement requires that, in addition to the 75% Vote Requirement (and notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise), certain "Business Combinations" with "Interested Shareholders" (as those terms are defined below) require the affirmative vote of both (i) the holders of at least 85% of each class of outstanding shares of capital stock entitled to vote generally in the election of directors (each voting separately as a class), and (ii) a majority in interest of the holders of the issued and outstanding voting stock of the Corporation held by persons other than an Interested Shareholder or an affiliate or associate of an Interested Shareholder. However, the 85% Vote Requirement will not apply in the case of a Business Combination that has been approved by a majority of the Corporation's directors who are not affiliated with the Interested Shareholder and who became directors before the Interested Shareholder became such or which satisfies certain fair price provisions also contained in the Restated Charter.

     The term "Business Combination" generally includes: (i) any merger or consolidation of the Corporation or a subsidiary with an Interested Shareholder or an affiliate or associate of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Shareholder or an affiliate or associate of an Interested Shareholder of all or substantially all, or as much as 10% of, the assets or businesses of the Corporation or any subsidiary; (iii) any purchase, exchange, lease or other acquisition by the Corporation or any subsidiary of all or substantially all, or as much as 10% of, the assets or businesses of an Interested Shareholder or an affiliate or associate of an Interested Shareholder; (iv) the issuance or transfer of any securities of the Corporation or any subsidiary to an Interested Shareholder or an affiliate or associate of an Interested Shareholder for consideration having a value of more than $5 million; (v) the adoption of any plan proposed by or on behalf of an Interested Shareholder or an affiliate or associate of an Interested Shareholder for the liquidation or dissolution of the Corporation; (vi) any recapitalization or reclassification of securities, or any merger or consolidation of the Corporation with any of its subsidiaries, or any other transaction (whether or not involving an Interested Shareholder) that would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by an Interested Shareholder or an affiliate or associate or an Interested Shareholder. An "Interested Shareholder" for purposes of the 85% Vote Requirement generally is any person who: (i) together with his or its affiliates, beneficially owns, directly or indirectly, 20% or more of any class of the Corporation's outstanding voting stock, (ii) is an affiliate of the Corporation and at any time within the preceding two years benefically owned, directly or indirectly, 20% or more of any class of the Corporation's outstanding voting stock, or (iii) is an assignee of or has otherwise succeeded to any shares of any class of outstanding voting stock which at any time within the preceeding two years were beneficially owned by any Interested Shareholder.
     The Board of Directors has voted to recommend to the shareholders an amendment to the Restated Charter to eliminate the 75% Vote Requirement (the "Vote Amendment"). The Vote Amendment, if approved, would have no effect
                                       14
on the 85% Vote Requirement. If the Vote Amendment is approved, any business combination proposal other than those subject to the 85% Vote Requirement would require the approval of a majority of the votes eligible to be cast thereon.

     RECOMMENDATION OF MANAGEMENT: The Corporation presently has a number of provisions other than the 75% Vote Requirement in its Restated Charter and bylaws that may have the effect of preventing, discouraging, or delaying a change in control of the Corporation, particularly in the event such a change is not favored by the Board of Directors. Moreover, certain North Carolina statutes applicable to the Corporation may have a similar effect. Management does not believe that the Vote Amendment will materially affect the Corporation's ability to prevent, discourage, or delay a change in its control. Management does, however, believe that the Vote Amendment will provide the Corporation with greater flexibility in effecting strategic ACQUISITIONS that are proposed and favored by management and the Board of Directors. Approval of the Vote Amendment will require the favorable vote of not less than 75% of the outstanding shares of the Corporation's Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.
      PROPOSAL 3. INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
     The Board of Directors has voted to recommend to the shareholders an amendment to Paragraph 4 of the Corporation's Restated Charter to increase by 20,000,000 the number of authorized shares of the Corporation's capital stock (the "Share Amendment"). The Corporation presently has 35,000,000 shares authorized, with 30,000,000 of such shares classified as Common Stock and the remaining 5,000,000 shares classified as serial preferred stock ("Preferred Stock"). On the Record Date, there were 9,108,895 shares of Common Stock and no shares of Preferred Stock issued and outstanding. If the Share Amendment is approved by the shareholders, all additional shares authorized by the Share Amendment would be classified as Common Stock. The relative rights and limitations of the Common Stock would remain unchanged under the Share Amendment. Holders of Common Stock do not have any preemptive rights.
     The Share Amendment has been recommended by the Board of Directors to assure that an adequate supply of authorized, unissued shares is available for future acquisitions and general corporate needs, such as future stock dividends, stock splits, or issuance under stock-based benefit plans. There are currently no plans or arrangements relating to the issuance of any of the additional shares of the Common Stock proposed to be authorized. If the Share Amendment is approved by the shareholders, such shares would be available for issuance without further action by the shareholders, unless required by the Corporation's Restated Charter or bylaws or by applicable law.
     The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. The issuance of additional shares of Common Stock by the Corporation also may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management.
     The text of Paragraph 4 of the Restated Charter, as proposed to be amended, is as follows:
     "The total number of shares of capital stock which the Corporation has authority to issue is 55,000,000, of which 50,000,000 shall be common stock, $5.00 par value, and 5,000,000 shall be serial preferred stock."
     In order for Proposal 3 to be approved, the number of votes cast for it must exceed the number of votes cast against it.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3.
       PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
     The firm of KPMG Peat Marwick LLP, certified public accountants, has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 1995, and a proposal to ratify that appointment will be introduced at the Annual Meeting. KPMG Peat Marwick LLP has served as independent accountants for the Corporation since its organization as the parent holding company of the Bank during 1983, and previously had served as independent accountants for the Bank since 1975. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment.
     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.
                                       15

     In order for Proposal 4 to be approved, the number of votes cast for it must exceed the number of votes cast against it.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 4.
                           PROPOSALS OF SHAREHOLDERS
     It currently is expected that the 1996 Annual Meeting will be held during April 1996. Any proposal of a shareholder which is intended to be presented at the 1996 Annual Meeting must be received by the Corporation at its principal executive office in Durham, North Carolina, not later than November 15, 1995 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

March 17, 1995

                                     [MAP]

(A Map of the Chapel Hill area with the location of the meeting is being held appears here)


                      George Watts Hill Alumni Center
                        Stadium Drive at Ridge Road
                              Chapel Hill, NC

                                    APPENDIX
                      [THE FOLLOWING DOCUMENT IS APPENDED
                   HERETO PURSUANT TO RULES 14A-4 AND 14A-6.]
                                      A-1

                             THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Richard W. Every, W. Harold Parker, Jr., and Manuel L. Rojas, and each of them, as attorneys and proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote as directed below all the shares of common stock of CCB Financial Corporation (the "Corporation") held of record by the undersigned on February 28, 1995 at the Annual Meeting of Shareholders of the Corporation to be held on April 18, 1995 and any adjournments thereof. The undersigned hereby directs that such shares be voted as follows:
CCB                                                                  APPOINTMENT
FINANCIAL                                                            OF
CORPORATION                                                          PROXY
111 Corcoran Street, Post Office Box 931
Durham, North Carolina 27702
[CAPTION]

1. ELECTION OF DIRECTORS:       [ ]  For                            [ ]Withhold     [ ] For All Except

NOMINEES: J. Harper Beall, III, James B. Brame, Jr., Timothy B. Burnett, W. L. Burns, Jr., Edward S. Holmes, Owen G. Kenan, Eugene J. McDonald, Hamilton W. McKay, Jr., M.D., Eric B. Munson, Ernest C. Roessler, H. Allen Tate, Jr., and Dr. Phail Wynn, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee mark "For All Except" and write that nominee's name in the space provided below.

2. APPROVAL OF PROPOSAL TO AMEND THE CORPORATION'S RESTATED CHARTER TO ELIMINATE A PROVISION PROVIDING THAT CERTAIN BUSINESS COMBINATION TRANSACTIONS INVOLVING THE CORPORATION MUST BE APPROVED BY THE HOLDERS OF NOT LESS THAN 75% OF THE OUTSTANDING SHARES OF ALL CLASSES OF THE CORPORATION'S CAPITAL STOCK, NOTWITHSTANDING THE FACT THAT A LESSER SHAREHOLDER APPROVAL PERCENTAGE
   MAY BE SPECIFIED BY LAW:                FOR  AGAINST   ABSTAIN
3. APPROVAL OF PROPOSAL TO INCREASE THE NUMBER OF
   AUTHORIZED SHARES FROM 35,000,000 TO 55,000,000:
                                           FOR  AGAINST   ABSTAIN

4. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK
   LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR
   1995:   [ ] FOR                                        [ ] AGAINST       [ ] ABSTAIN

5. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.
The shares represented by this appointment of proxy will be voted as directed above. In the absence of any direction, such shares will be voted by the proxies "FOR" Proposals 2, 3, and 4 above, and "FOR" the election of each of the nominees for director as listed in Proposal 1 by casting an equal number of votes for each such nominee. If, at or before the time of the meeting, any nominee listed in Proposal 1 becomes unavailable for any reason, the proxies are authorized to vote for a substitute nominee.

Please sign exactly as your name(s) appears on this card. If shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                               Date:                , 1995


                                               Shareholder sign above



                                               Co-holder (if any) sign above


                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY